BMC

BMC Industries, Inc. One Meridian Crossings, Suite 850 Minneapolis, MN 55423 Web site www.bmcind.com

 NEWS RELEASE

CONTACT:	BRAD CARLSON	(NYSE: BMM)
	(952) 851-6020	FOR IMMEDIATE RELEASE

BMC Industries Completes Sale of Portions of Its
Micro-Technology Business

June 20, 2002 - Minneapolis, Minnesota, USA -- BMC Industries, Inc. (NYSE: BMM) announced today it has completed the sale of certain assets of the Buckbee-Mears group's Micro-Technology Operations to Tech Etch, Inc. of Plymouth, Massachusetts. The sale includes assets associated with the group's lower-volume, sheet-etching business currently located in St. Paul, Minnesota and includes its trade name Micro-Technology Operations. BMC's Buckbee-Mears group will continue to manufacture aperture masks and a variety of other higher-volume, photochemical machined products at its remaining production facilities in Cortland, New York and Mullheim, Germany.

"The sale of this segment of our St. Paul operation represents the next step in our overall business rationalization strategy," said Gary Nelson, President of BMC's Buckbee-Mears Group. "The sale allows us to redirect our capital and human resources toward more strategic revenue generating opportunities going forward."

BMC did not disclose details of the transaction, but said it will use the proceeds from the sale to reduce debt.

BMC Industries, founded in 1907, is comprised of two business segments: Buckbee-Mears and Optical Products. The Buckbee-Mears group, through its Mask Operations, is the only North American manufacturer of aperture masks. The Buckbee-Mears group, through its Micro-Technology Operations, is also a leading producer of a variety of precision photo-etched and electroformed components that require fine features and tight tolerances.

The Optical Products group, operating under the Vision-Ease trade name, is a leading designer, manufacturer and distributor of polycarbonate, glass and plastic eyewear lenses. Vision-Ease is a technology and market share leader in the polycarbonate lens segment of the market. Polycarbonate lenses are thinner and lighter than lenses made of other materials, while providing inherent ultraviolet (UV) filtering and impact resistant characteristics.

BMC Industries, Inc. is traded on the New York Stock Exchange under the ticker symbol "BMM." For more information about BMC Industries, Inc., visit the Company's web site at www.bmcind.com.

Tech Etch is a manufacturer of precision photo-tooled components in small to mid-volumes. Tech Etch also provides flexible printed circuits and RFI/EMI shielding gaskets.

Safe Harbor for Forward-Looking Statements

This news release contains various "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are intended to be covered by the safe harbors created thereby. Statements made in this news release that are not statements of historical facts, including statements regarding future performance, are Forward-Looking Statements. Forward-Looking Statements may be identified by the use of words such as "anticipates", "estimates", "expects", "forecasts", "projects", "intends", "plans", "predicts", and similar expressions. Forward-Looking Statements are subject to a number of risks and uncertainties that could cause actual results or outcomes to differ materially from those projected. Certain of these and other risks and uncertainties are discussed in further detail in BMC's Annual Report and Form 10-K for the year ended December 31, 2001 and other documents filed and to be filed with the Securities and Exchange Commission.